UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2007

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (404) 715-2600

Registrant’s Web site address:      www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective August 31, 2007, James M. Whitehurst, currently Chief Operating Officer of Delta Air Lines, Inc. (“Delta” or the “Company”), will terminate his employment with the Company to pursue other career interests.  The separation agreement entered into between Mr. Whitehurst and Delta is described below.

(e)  On August 29, 2007, the Company’s Board of Directors approved a separation agreement between Mr. Whitehurst and the Company.  Under this agreement, Mr. Whitehurst has agreed to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims he may have against Delta.  Mr. Whitehurst will receive the benefits provided under the 2007 Officer and Director Severance Plan.  These benefits include severance pay equal to his annual base salary of $382,500 plus 100% of his target annual incentive amount (which target annual incentive amount equals two times annual base salary), as well as the continuation for 12 months of certain health and life insurance benefits.

Under the agreement, all restrictions on restricted stock granted to Mr. Whitehurst under the 2007 Performance Compensation Plan will lapse as of August 31, 2007; stock options granted to him under that Plan may be exercised in whole or in part until August 31, 2009; and performance shares granted to him under that Plan may vest if Delta meets certain performance goals over the next three years.  For additional information about these equity awards, see Delta’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007.

Under the agreement, Mr. Whitehurst will receive certain flight benefits for 14 years.  In recognition of his service in 2007, Mr. Whitehurst will receive payment of a pro rata portion of his 2007 target annual incentive amount.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: August 29, 2007	Leslie P. Klemperer Vice President - Deputy General Counsel and Secretary

3